Doc. #309034

                           Law Office

              Stradley, Ronon, Stevens & Young, LLP

                    2600 One Commerce Square
              Philadelphia, Pennsylvania 19103-7098
                         (215) 564-8000


Direct Dial: (215) 564-8024


                         April 20, 2000

UMB Scout Funds
700 Karnes Blvd.
Kansas City, MO 64108

     Re:  Legal Opinion-Securities Act of 1933

Ladies and Gentlemen:

          We have examined the Agreement and Declaration of Trust (the "Agreement") of UMB Scout Funds (the "Fund"), a series business trust organized under the Delaware Business Trust Act, the By-Laws of the Fund, and its proposed form of Share Certificates (if any), all as amended to date, and the various pertinent corporate proceedings we deem material. We have also examined the Notification of Registration and the Registration Statement filed under the Investment Company Act of 1940, as amended (the "Investment Company Act") and the Securities Act of 1933, as amended (the "Securities Act"), as well as other items we deem material to this opinion.

          The Fund is authorized by the Agreement to issue an unlimited number of shares with no par value and currently issues shares of the UMB Scout Technology Fund and UMB Scout Equity Index Fund series of shares. The Agreement also empowers the Board to designate any additional series or classes and allocate shares to such series or classes.

          The Fund has filed with the U.S. Securities and Exchange Commission, a registration statement under the Securities Act, which registration statement is deemed to register an indefinite number of shares of the Fund pursuant to the provisions of Section 24(f) of the Investment Company Act. You have further advised us that the Fund has filed, and each year hereafter will timely file, a Notice pursuant to Rule 24f-2 under the Investment Company Act perfecting the registration of the shares sold by the Fund during each fiscal year during which such registration of an indefinite number of shares remains in effect.

          You have also informed us that the shares of the Fund will be sold in accordance with the Fund's usual method of distributing its registered shares, under which prospectuses are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

          Based upon the foregoing information and examination, it is our opinion that the Fund is a valid and subsisting entity under the laws of its state of organization, and the registration of an indefinite number of shares of the Fund will be effective, and the authorized shares of the Fund when issued for the consideration set by the Board of Trustees pursuant to the Agreement, and subject to compliance with Rule 24f-2, will be legally outstanding, fully-paid, and non-assessable shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Agreement and the laws of the State of Delaware.

          We hereby consent to the use of this opinion, in lieu of any other, as an exhibit to the Registration Statement of the Fund, along with any amendments thereto, covering the registration of the shares of the Fund under the Securities Act and the applications, registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Fund are offered, and we further consent to reference in the registration statement of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.

                         Very truly yours,

                         STRADLEY, RONON, STEVENS & YOUNG, LLP
                         BY:  /s/ Mark H. Plafker
                              Mark H. Plafker